                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  FORM 8-K/A

       Amendment No. 1 to Current Report on Form 8-K dated June 8, 2000

                            Current Report Pursuant

                         to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      May 23, 2000
                                                 -------------------------------

                                 COBALT NETWORKS, INC.
--------------------------------------------------------------------------------
           (Exact Name of the Registrant as Specified in Its Charter)

                                   Delaware
--------------------------------------------------------------------------------
                (State or Other Jurisdiction of Incorporation)

            000-24360                               77-0440751
-------------------------------------       ------------------------------------
     (Commission File Number)               (I.R.S. Employer Identification No.)

       555 Ellis Street, Mountain View, California                  94043
--------------------------------------------------------------------------------
     (Address of Principal Executive Offices)                    (Zip Code)

                                (650) 623-2500
--------------------------------------------------------------------------------
             (Registrant's Telephone Number, Including Area Code)

                                      N/A
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

                     ACQUISITION OR DISPOSITION OF ASSETS

     Cobalt Networks, Inc., a Delaware corporation, hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on June 8, 2000 (the "Form 8-K"), as set forth in the pages attached hereto.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
         INFORMATION AND EXHIBITS

(a)  Financial Statements of Business Acquired.

     On May 23, 2000, Cobalt Networks, Inc., a Delaware corporation ("Cobalt") completed its acquisition (the "Acquisition") of Chili!Soft, Inc., a California corporation ("Chili!Soft"). In the Acquisition, a wholly owned subsidiary of Cobalt merged with and into Chili!Soft, Chili!Soft became a wholly owned subsidiary of Cobalt. An aggregate of approximately 1,150,000 shares of Cobalt Common Stock were issuable pursuant to the Acquisition, including options to purchase approximately 226,000 shares of Cobalt Common Stock issuable in connection with the exercise of options to purchase Chili!Soft Common Stock that Cobalt assumed in connection with the Acquisition.

     The foregoing summary of certain principal terms of the Acquisition and the Agreement and Plan of Reorganization dated March 22, 2000 (the "Agreement") by and between Cobalt, Blue Tortilla Acquisition Corp., a California corporation and wholly owned subsidiary of Cobalt, and Chili!Soft does not purport to be complete and is qualified in its entirety by reference to the Agreement. A copy of the Agreement and the exhibits thereto are attached as exhibits to this Current Report on Form 8-K and are hereby incorporated by reference herein.

     The purpose of this amended Form 8-K is to file required financial statements relating to the Acquisition, including required pro-forma financial information. The following financial statements relating to the Acquisition are attached hereto:

                                   Financial Statement Index                                         Page
------------------------------------------------------------------------------------------------  --------
Chili!Soft, Inc.

Report of Independent Accountants...............................................................     F-2

Balance Sheet as of December 31, 1999 and 1998..................................................     F-3

Statement of Operations for the years ended December 31, 1999 and 1998..........................     F-4

Statement of Stockholders' Deficit for the years ended December 31, 1999 and 1998...............     F-5

Statement of Cash Flows for the years ended December 31, 1999 and 1998..........................     F-6

Notes to Financial Statements...................................................................     F-7

(b)  Pro Forma Financial Information.

     The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Chili!Soft by Cobalt, using the purchase method of accounting in accordance with generally accepted accounting principles. Cobalt is considered the accounting acquirer. The unaudited pro forma condensed combined financial information is based upon the historical financial statements of the respective companies.

     The following unaudited pro forma combined financial information is attached hereto:

                               Pro Forma Financial Information                                      Page
----------------------------------------------------------------------------------------------    ------
Unaudited Pro Forma Condensed Combined Financial Information Overview.........................      F-17

Unaudited Pro Forma Condensed Combined Balance Sheet as
   of March 31, 2000..........................................................................      F-18

Unaudited Pro Forma Condensed Combined Statement of Operations for the year
   ended December 31, 1999....................................................................      F-19

Unaudited Pro Forma Condensed Combined Statement of Operations for the three months
   ended March 31, 2000.......................................................................      F-20

Notes to Unaudited Pro Forma Condensed Combined Financial Information.........................      F-21

(c)  Exhibits.


Exhibit No.                Description
------------       -------------------------------------------------------------
    2.1*           Agreement and Plan of Reorganization, dated March 22, 2000, by and among Cobalt Networks, Inc., Blue Tortilla Acquisition
                   Corp. and Chili!Soft, Inc. (Schedules have been omitted
                   pursuant to Item 601(b)(2) of Regulation S-K. Cobalt hereby undertakes to furnish supplementally copies of any of the
                   omitted schedules upon request by the Securities and Exchange
                   Commission.)

    2.1.1*         Form of Voting Agreement.
    2.1.2*         Form of Non-Competition Agreement.
    2.1.3*         Form of Merger Agreement.
    2.1.4*         Form of Surviving Company Articles of Incorporation.
    2.1.5*         Form of Cobalt Lock-up Agreement.
    2.1.6*         Form of Declaration of Registration Rights.
    2.1.7*         Form of Affiliate Agreement.
    2.1.8*         Form of Press Release.  (See Exhibit 99.1)
    2.1.9*         From of Bonus Plan.
    2.1.10*        From of Wilson Sonsini Goodrich & Rosati opinion.
    2.1.11*        Form of Escrow Agreement.
    2.1.12*        Form of Crosby, Heafey, Roach & May opinion.
    23.1           Consent of PricewaterhouseCoopers LLP, Independent
                   Accountants.
    99.1*          Press release of Cobalt Networks, Inc. dated March 23, 2000 regarding acquisition of Chili!Soft, Inc.
    99.2*          Press release of Cobalt Networks, Inc. dated May 24, 2000
                   regarding acquisition of Chili!Soft, Inc.

________________________
* Filed as an exhibit to Cobalt's Current Report on Form 8-K filed on June 8, 2000, and incorporated herein by reference.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 7, 2000

                                   COBALT NETWORKS, INC.

                                   By:  /s/  Kenton D. Chow
                                       -------------------
                                       Kenton D. Chow
                                       Vice President, Finance and
                                       Chief Financial Officer

                  Financial Statement and Information Index                             Page
------------------------------------------------------------------------------------  -------
Chili!Soft, Inc.

Report of Independent Accountants...................................................    F-2

Balance Sheet of Chili!Soft, Inc. as of December 31, 1999 and 1998..................    F-3

Statement of Operations of Chili!Soft, Inc. for the years ended
   December 31, 1999 and 1998.......................................................    F-4

Statement of Stockholders' Deficit of Chili!Soft, Inc. for the years
   ended December 31, 1999 and 1998.................................................    F-5

Statement of Cash Flows of Chili!Soft, Inc. for the years ended
    December 31, 1999 and 1998......................................................    F-6

Notes to Financial Statements.......................................................    F-7

Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Financial Information Overview...............   F-17

Unaudited Pro Forma Condensed Combined Balance Sheet as
   of March 31, 2000................................................................   F-18

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended
   December 31, 1999................................................................   F-19

Unaudited Pro Forma Condensed Combined Statement of Operations for the three
   months ended March 31, 2000......................................................   F-20

Notes to Unaudited Pro Forma Condensed Combined Financial Information...............   F-21

                       Report of Independent Accountants


To the Board of Directors and Shareholders
Chili!Soft, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Chili!Soft, Inc. at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



San Jose, California
March 31, 2000, except for
Note 13, which is as of
May 23, 2000

Chili!Soft, Inc.
Balance Sheet
(in thousands)


                                                                     December 31,
                                                                  1999         1998
Assets
Current Assets
Cash and cash equivalents                                    $     115     $  2,142
Account receivable                                                 112           22
Deferred revenue costs                                             269          203
Prepaid expenses and other current assets                          108           85
                                                            ----------    ---------
   Total current assets                                            604        2,452

Property and equipment, net                                        368          305
Other assets                                                       259          266
                                                            ----------    ---------
                                                             $   1,231    $   3,023
                                                            ==========    =========

Liabilities, Mandatorily Redeemable Convertible Preferred
 Stock and Shareholders' Deficit

Current liabilities
Note payable, current                                        $      80    $      79
Convertible notes payable                                          791            -
Accounts payable                                                   230          154
Accrued liabilities                                                187          215
Deferred revenue                                                   771          481
                                                            ----------    ---------
   Total current liabilities                                     2,059          929

Note payable                                                         7           88
                                                            ----------    ---------
   Total liabilities                                             2,066        1,017

Mandatorily Redeemable Convertible Preferred Stock               5,327        5,321
                                                            ----------    ---------

Shareholders' deficit
Common Stock, no par value; 20,000,000 shares, authorized;       2,414           30
 5,143,105 and 3,957,415 shares issued and outstanding
 at December 31, 1999 and 1998
Additional paid-in capital                                       1,445          128
Unearned stock-based compensation                                 (663)        (111)
Accumulated deficit                                             (9,358)      (3,363)
                                                            ----------    ---------
   Total shareholders' deficit                                  (6,162)      (3,316)
                                                            ----------    ---------
                                                            $    1,231    $   3,022
                                                            ==========    =========





    The accompanying notes are integral part of these financial statements.

Chili!Soft, Inc.
Statement of Operations
(in thousands)

                                                   Years Ended December 31,
                                                     1999          1998

Net revenues                                       $   1,079     $     377
Cost of revenues                                         171           122
                                                   -----------   ----------
Gross profit                                             908           255
                                                   -----------   ----------

Operating expenses:
 Sales and marketing                                   1,945           928
 Research and development                              1,186           597
 General and administrative                            2,950         1,317
 Stock-based compensation                                213            17
                                                   -----------   ----------
     Total operating expenses                          6,294         2,859
                                                   -----------   ----------

Loss from operations                                  (5,386)       (2,604)

Interest and other income, net                            26            69
Interest expense                                        (635)          (17)
                                                   -----------   -----------
Net loss                                           $  (5,995)    $  (2,552)
                                                   ===========   ===========

    The accompanying notes are integral part of these financial statements.

Chili!Soft, Inc.
Statement of Shareholders' Deficit
Year Ended December 31, 1999 and 1998
(in thousands, except share data)

                                               Common Stock       Additional     Unearned
                                            -------------------    Paid-in     Stock-based    Accumulated
                                             Shares     Amount     Capital     Compensation     Deficit          Total

Balance, January 1, 1998                  3,657,971    $     -      $     -         $     -      $  (811)      $  (811)

Issuance of Common Stock                    299,444         30                                                      30
Unearned stock-based compensation                                       128            (128)                         -
Amortization of stock-based compensation                                                 17                         17
Net loss                                                                                          (2,552)       (2,552)
                                         ----------    ---------    ---------        --------    --------      --------

Balance, December 31, 1998                3,957,415         30          128            (111)      (3,363)       (3,316)

Issuance of Common Stock                    236,064         77                                                      77
Conversion of convertible notes payable
 into Common Stock                          913,219      2,219                                                   2,219
Conversion of accrued interest on
 convertible notes payable into
 Common Stock                                36,407         88                                                      88
Unearned stock-based compensation                                       765            (748)                        17
Amortization of stock-based compensation                                                196                        196
Discount on convertible notes payable
 associated with warrants                                               552                                        552
Net loss                                                                                          (5,995)       (5,995)
                                        -----------    ---------    ---------        --------    --------      --------
Balance at December 31, 1999             5,143,105     $ 2,414      $ 1,445          $  (663)    $(9,358)      $(6,162)
                                        ===========    =========    =========        ========    ========      ========

    The accompanying notes are integral part of these financial statements.

Chili!Soft, Inc.
Statement of Cash Flows
December 31, 1999 and 1998
(in thousands)






                                                                                        Year Ended December 31,

                                                                                       1999              1998

Cash flows from operating activities
    Net loss                                                                        $   (5,995)        $  (2,552)

    Adjustments to reconcile net loss to net cash used in
      operating activities
        Depreciation                                                                       219               115
        Non-cash interest expense                                                          610                 -
        Stock-based compensation                                                           213                17
        Changes in operating assets and liabilities:
           Accounts receivable                                                             (90)               (6)
           Deferred revenue costs                                                          (66)             (203)
           Prepaid expenses and other current assets                                       (23)             (337)
           Other assets                                                                      7                 7
           Accounts payable                                                                 76                67
           Accrued liabilities                                                             (28)              197
           Deferred revenue                                                                290               481
                                                                                  -------------------------------
               Net cash used in operating activities                                    (4,787)           (2,214)
                                                                                  ---------------   -------------
Cash flows from investing activities

    Purchase of property and equipment                                                    (282)             (280)
                                                                                  ---------------   -------------
               Net cash used in investing activities                                      (282)             (280)
                                                                                  ---------------   -------------

Cash flows from financing activities
    Proceeds from issuance of convertible notes                                          3,039               375
    Payments on notes payable                                                              (80)              (38)
    Issuance of Common Stock                                                                77                30
    Issuance of Mandatorily Redeemable Convertible Preferred Stock                           6             3,525
                                                                                  ---------------   -------------
               Net cash provided by financing activities                                 3,042             3,892
                                                                                  ---------------   -------------

Net increase (decrease) in cash and cash equivalents                                    (2,027)            1,398

Cash and cash equivalents at beginning of period                                         2,142               744
                                                                                  ---------------   -------------

Cash and cash equivalents at end of period                                          $      115         $   2,142
                                                                                  ===============   =============

Supplemental disclosure of cash flow information
    Cash paid for interest                                                          $       13         $      17
                                                                                  ---------------   -------------
Supplemental disclosure of non-cash financing transactions
    Warrants to purchase common stock issued in
      conjunction with convertible notes payable                                    $      552         $       -
                                                                                  ---------------   -------------

    Conversion of convertible notes into Common Stock                               $    2,219         $       -
                                                                                  ---------------   -------------

    Conversion of accrued interest on convertible notes
      into Common Stock                                                             $       88         $       -
                                                                                  ---------------   -------------






    The accompanying notes are integral part of these financial statements.

Chili!Soft, Inc.
Notes to Financial Statements
December 31, 1999 and 1998

--------------------------------------------------------------------------------

1. The Company and Summary of Significant Accounting Policies

   Chili!Soft, Inc. (the "Company") was incorporated in California on May 12, 1997, and is currently located in Bellevue, Washington.

   The Company develops and sells software used for development of internet service applications on a variety of server and operation platforms.

   Use of estimates
   The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash equivalents
   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of deposits in money market funds and certificates of deposit.

   Concentration of risk
   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with financial institutions. At times, such balances with any one financial institution may be in excess of FDIC insurance limits. The Company's accounts receivable are derived primarily from revenue earned from customers located in the United States. The Company extends credit based upon an evaluation of the customer's financial condition and generally collateral is not required. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. At December 31, 1999, there were no receivables deemed uncollectible.

   During the year ended December 31, 1999, one customer comprised 13.9% of revenues. During the year ended December 31, 1998, no one customer comprised greater than 10% of revenues.

   At December 31, 1999, two customers comprised 42.5% and 14.1%, respectively, of total accounts receivable. At December 31, 1998, one customer comprised 40% of total accounts receivable.

   Fair value of financial instruments
   The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, debt and lease obligations are carried at historical cost, which approximates their fair value because of the short-term maturity of these instruments. The carrying value of the Company's borrowings approximate their fair values given their market rates of interest and maturity schedules.

   Property and equipment
   Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally two to five years, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

Chili!Soft, Inc.
Notes to Financial Statements (Continued)
December 31, 1999 and 1998
--------------------------------------------------------------------------------

   Revenue recognition
   The Company's recognizes revenue in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition" and its related elements. SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and supercedes the previous guidance provided by SOP 91-1.

   License revenue is recognized when a signed contract or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered to the end user, the license fee is fixed or determinable, and collection of the resulting receivable is probable.

   Maintenance revenue consists of fees for providing technical support for software products (post-contract support or `PCS'). Maintenance revenue is recognized ratably over the terms of the agreement. During 1999, maintenance revenue of $43,000 was recognized. During 1998, maintenance revenues were insignificant.

   SOP 97-2 requires that arrangements to deliver software or a software system, either alone or together with other products or services which require significant production, modification, or customization of software, be accounted for in conformity with Accounting Research Bulletin ("ARB") No. 45, "Long-term Construction-type Contracts," using the relevant guidance in SOP 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts." Due to the difficulty of estimating the total costs to be incurred under the Company's software development arrangements, revenue from these software development arrangements is not recognized until the contract is completed. Any losses expected to be incurred are charged to operations in the period such losses are determined.

   Research and development
   Research and development costs are charged to operations as incurred. Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when the beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

   Stock-based compensation
   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Chili!Soft, Inc.
Notes to Financial Statements (Continued)
December 31, 1999 and 1998
--------------------------------------------------------------------------------

   Income taxes
   The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. A valuation allowance is provided against net deferred tax assets unless it is more likely than not that they will be realized.

   Comprehensive income
   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income (loss) as compared to its reported net loss.

   Recent accounting pronouncements
   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company does not have derivative instruments, and therefore does not expect that the adoption of this statement will have any effect on the Company's results of operations, financial position or cash flows.

Chili!Soft, Inc.
Notes to Financial Statements (Continued)
December 31, 1999 and 1998
--------------------------------------------------------------------------------

2. Balance Sheet Components (in thousands)

                                                               December 31,
                                                            1999          1998
   Property and equipment:
      Computer and office equipment                         $ 290         $ 154
      Furniture and fixtures                                  201           141
      Leasehold improvements                                   34             -
      Server equipment and peripherals                         36            34
      Office equipment and software                           126            86
                                                            -----         -----
                                                              687           415
      Accumulated depreciation                               (319)         (110)
                                                            -----         -----
                                                            $ 368         $ 305
                                                            =====         =====
   Accrued liabilities:
      Accrued interest on convertible notes                 $  10         $   -
      Accrued vacation                                         70            28
      Minimum royalty obligation                               50            47
      Accrued wages                                            24            24
      Accrued severance                                         -            60
      Accrued loss on contracts                                 -            36
      Other                                                    33            20
                                                            -----         -----
                                                            $ 187         $ 215
                                                            =====         =====

3. Convertible Notes Payable

   In 1999, the Company borrowed a total of $3,039,000 under convertible notes bearing interest at 8% per annum compounded quarterly. The notes were convertible into shares of the Company's Common Stock at a conversion rate of $2.43.

   As of December 31, 1999, $2,219,000 of the notes and $88,000 of accrued interest on the notes had been converted.

   In conjunction with the issuance of convertible notes in 1999, the Company agreed to issue warrants to purchase shares of Common Stock on the date of issuance and each month following the sale until conversion or maturity of the debt. The warrants are exercisable at a price of $2.43. The term of the warrants is 7 years.

   Warrants to purchase a total of 579,169 shares of Common Stock were issued in conjunction with the issuance of convertible notes in 1999. The estimated fair value of the warrants at date of grant issued in 1999 was $552,000, which will be recorded as interest expense over the life of the debt.

Chili!Soft, Inc.
Notes to Financial Statements (Continued)
December 31, 1999 and 1998
--------------------------------------------------------------------------------

4. Notes Payable

   Notes payable consist of equipment advances made by a financial institution bearing interest at a rate equal to prime plus 1% (9.5% at December 31, 1999). The equipment advances are collateralized by a security interest in substantially all the Company's tangible property. Principal and interest are due in monthly installments until maturity on January 15, 2001. Total future maturities of notes payable, are $80,000 in 2000, and $7,000 in 2001.

5. Employee Benefit Plans

   The Company sponsors a 401(k) defined contribution plan (the "Plan") covering all eligible employees. Contributions made by the Company are determined annually be the Board of Directors. No contributions have been made to the Plan by the Company.

6. Income Taxes

   No provision or benefit for income taxes has been recognized for any of the years presented as the Company has incurred losses since inception.

   As of December 31, 1999, the Company had net operating loss carryforwards of approximately $7.6 million, which begin to expire in 2018 through 2019. Utilization of net operating loss carryforwards is subject to the "change in ownership" provisions under Section 382 of the Internal Revenue Code.

   The Company has recorded a valuation allowance against its net deferred tax assets due to the uncertainty surrounding the ultimate realization of such assets.

   Deferred taxes comprise the following (in thousands):

                                           1999         1998

   Deferred Tax Assets
     Net operating loss carryforwards      $ 2,743       $  800
     Depreciation/Amortization                  31            3
     Stock-based Compensation                    -            6
     R & D credit carryforward                  17           18
     Other                                     176          118
                                           -------       ------
       Total                                 2,967          945

     Less: Valuation allowance              (2,967)        (945)
                                           -------       ------

     Net deferred tax assets               $     -       $   -
                                           =======       ======

Chili!Soft, Inc.
Notes to Financial Statements (Continued)
December 31, 1999 and 1998
--------------------------------------------------------------------------------

7. Mandatorily Redeemable Convertible Preferred Stock

   The following table summarizes the Company's Mandatorily Redeemable Convertible Preferred Stock (`Preferred Stock') at December 31, 1999:

                                       Shares                   Liquidation
                            Authorized       Outstanding           Amount
Series A                     1,955,620         1,907,608        $ 1,621,467
Series B                     1,535,000         1,531,364          3,705,900
Undesignated                 6,509,380                 -                  -
                           -----------       -----------        -----------
                            10,000,000         3,438,972        $ 5,327,367
                           ===========       ===========        ===========


   Conversion
   Each share of Preferred Stock is convertible at the option of the holder into Common Stock. The conversion of Series A Preferred Stock is determined by dividing $0.85 by the Series A conversion price, as defined, and the conversion of Series B Preferred Stock is determined by dividing $2.42 by the Series B conversion price, as defined.

   Under the terms of the agreement, Preferred Stock shall be automatically converted into shares of Common Stock upon, either 1) the affirmative vote of greater than 50% of then outstanding preferred shareholders, or 2) upon the closing of an underwritten public offering resulting in $10,000,000 or more in gross proceeds at a price per share that would result in a market valuation of the Company of at least $50,000,000. Further, each share of Series B Preferred Stock shall also be automatically converted into shares of Common Stock upon the conversion of two-thirds of all outstanding Preferred Stock.

   Liquidation preference
   In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock and Series B Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock, the amount of $0.85 per share and $2.42 per share, respectively, plus an amount equal to all declared but unpaid dividends on the Preferred Stock. This liquidation preference for Series A Preferred Stock terminates as of October 15, 2000.

   Dividends
   The holders of the Series A Preferred Stock and the Series B Preferred Stock are entitled to receive a noncumulative cash dividend at a rate of $0.0688 per share and $0.1936 per share, respectively, if and when declared by the Board of Directors at its discretion. The right to such dividends on shares of Preferred Stock is not cumulative and no right shall accrue to the holders of the Preferred Stock. As of December 31, 1999, no dividends have been declared by the Board of Directors.

   Voting
   Each share of Preferred Stock has voting rights and powers equivalent to each full share of Common Stock into which their respective shares of preferred stock would be convertible on the record date for the vote.

Chili!Soft, Inc.
Notes to Financial Statements (Continued)
December 31, 1999 and 1998
--------------------------------------------------------------------------------

8. Common Stock

   During 1997, the Company issued 3,657,971 shares of Common Stock to the Company's founders and employees for their initial contributed services. No compensation expense was recognized for the contributed services as the Company was in the early stages of development.

   In 1999, the Company issued convertible notes to existing shareholders, which were converted into 913,219 shares of Common Stock in December, 1999. In addition, accrued interest on the convertible notes was converted into 36,407 shares of Common Stock in December, 1999.

   Stock restriction agreements
   During 1997, the Company entered into stock restriction agreements with two officers of the Company. Under these agreements, Common Stock held by the officers can be repurchased by the Company at a price of $0.01 per share upon the voluntary or involuntary termination of the officers under certain conditions. The number of shares that can be repurchased is reduced on a monthly basis. The stock restriction agreements expire in 2000. As of December 31, 1999, 55,278 shares can be repurchased by the Company.

   The stock restriction agreement with one of the officers of the Company was cancelled following that officer's departure from the Company. The nature of that officer's departure did not constitute grounds for the Company to exercise the option to repurchase.

   The stock option agreements automatically lapse following the acquisition of the Company.

10. Stock Options

   In 1997, the Company adopted a combined stock option plan (the "1997 Plan") which provides for the issuance of incentive and nonqualified Common Stock options to employees, directors, consultants, and officers of the Company. The Board of Directors has reserved 921,500 shares of Common Stock to be issued in conjunction with the 1997 Plan.

   In 1998, the Company adopted another combined stock option plan (the "1998 Plan") which provides for the issuance of incentive and nonqualified Common Stock options to employees, directors, consultants, and officers of the Company. The Board of Directors has reserved 1,631,176 shares of Common Stock to be issued on conjunction with the 1998 Plan.

   In 1999, the Company adopted another combined stock option plan (the "1999 Plan") which provides for the issuance of incentive and nonqualified Common Stock options to employees, directors, consultants, and officers of the Company. The Board of Directors has reserved 700,000 shares of Common Stock to be issued on conjunction with the 1999 Plan.

Chili!Soft, Inc.
Notes to Financial Statements (Continued)
December 31, 1999 and 1998
--------------------------------------------------------------------------------

   Options under the Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options have generally had terms of 5 years from date of grant and vest over 4 years, 25% after the first year and ratably each month over the remaining 36 months.

   The following table summarizes information about stock options outstanding at December 31, 1999

                    Options outstanding                  Options exercisable
             -----------------------------------       --------------------
                        Weighted-
                         average      Weighted-                  Weighted-
Range of                Remaining      average                    average
Exercise               Contractual    Exercise                   Exercise
 Prices       Shares      Life         Price            Shares    Price

 $0.10        666,298     4.59         $0.10            481,562   $0.10
 $0.30      1,528,957     4.35         $0.30            219,203   $0.30
          -----------                               -----------

            2,195,255                  $0.24            700,765   $0.16
          -----------                               -----------
          -----------                               -----------

   SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosures of the pro forma net loss had the Company adopted the fair value method as of the beginning of 1997. The Company has calculated the pro forma net loss under SFAS No. 123 using an option valuation approach and assumptions deemed reasonable by management. These assumptions included, among other things, a risk free interest rate of 5.875%, no stock price volatility and no dividends over the expected life. Using these assumptions under SFAS No. 123, the weighted-average fair value of options granted during 1999 and 1998 was $1, and $0.16, respectively, and the Company's net loss for 1999 and 1998 would have increased by $27,000 and $7,000, respectively.

Chili!Soft, Inc.
Notes to Financial Statements (Continued)
December 31, 1999 and 1998
--------------------------------------------------------------------------------

    A summary of the status of the Company's stock option plans as of December 31, 1999 and 1998, and changes during the year then ended is presented below:

                                    Year Ended December 31,
                     -----------------------------------------------------------
                                1999                           1998
                     -----------------------------  ----------------------------
                                      Weighted-                        Weighted-
                                       average                          average
                                      Exercise                         Exercise
                        Shares         Price            Shares          Price
                     ------------   --------------   -------------   ------------
Outstanding at
beginning of period    1,464,572       $0.17            923,173         $0.10
   Granted             1,252,862       $0.30          1,091,400         $0.19
   Exercised            (236,064)      $0.12           (299,444)        $0.10
   Forfeited            (286,115)      $0.20           (250,557)        $0.11
                       ---------                      ---------
Outstanding at
period end             2,195,255       $0.24          1,464,572         $0.17
                       =========                      =========

    At December 31, 1999, 521,913 shares of common stock are reserved for future stock option grants.

    Unearned employee stock-based compensation
    During the years ended December 31, 1999 and 1998, the Company recorded unearned employee stock-based compensation expense of $748,000 and $128,000 respectively related to the issuance of stock options to employees at prices subsequently determined to be below fair market value. These charges are being amortized over a period of four years from the date of option issuance using the method specified in FASB Interpretation No. 28.

    Amortization expense associated with unearned employee stock-based compensation totaled $196,000 and $17,000 in 1999 and 1998, respectively.

    Third-party stock options
    In 1999 stock options were issued to consultants as payment for services rendered. The estimated fair value of options issued at date of grant was $17,000 which was recorded as stock-based compensation.

10. Software Licensing and Distribution Agreements

    During 1999, the Company entered into a product development, marketing, software licensing and distribution agreement. The Company has agreed to use, reproduce, market, distribute and sublicense as part of its own products, certain software which was originally developed by another party. In exchange for the exclusive rights to the software, the Company has agreed to pay royalties in the amount of 3% of revenue. Minimum annual royalty payments related to these contracts are $50,000 for 2000. The agreements expire in October 2000. Royalties expense of $43,000 was recorded for the year ended December 31, 1999.

Chili!Soft, Inc.
Notes to Financial Statements (Continued)
December 31, 1999 and 1998
--------------------------------------------------------------------------------

11. Software Development Agreements

    During 1998, the Company entered into two software development arrangements with another company. Under these arrangements, the Company agreed to develop software to integrate with the other company's operating system environment. In exchange for the funding received, the Company has agreed to grant several licenses of the new product to the other company. Revenue of $150,000 was recognized on the completion and delivery of the software, for one contract. Costs relating to this contract were $125,000. For the second contract $175,000 is recorded as deferred revenue and the development costs associated with this contract are $269,000 as of December 31, 1999, and are included in deferred costs on contracts in progress. Upon completion of certain milestones specified in the arrangements, the Company will receive an additional $175,000 in funding. The expected total costs to complete the contract are $310,000 resulting in an anticipated profit of $40,000.

12. Commitments

    The Company has operating leases for corporate facilities and equipment. The leases expire through 2000. Rent expense is amortized on a straight-line basis over the terms of the related leases. Rent expense under the operating leases was $317,000 and $88,000 for the years ended December 31, 1999 and 1998, respectively. In February 1999, the Company entered into an operating lease for new corporate facilities which expires in January 2004. The operating lease for the old corporate facilities was assigned to a third party; however, the Company was not relieved of its primary obligation under the original lease. In addition, the Company subleased a portion of its new corporate facilities. The sublease expires in 2000.

    The future minimum rental payments required under these noncancellable operating leases are as follows for the years ending December 31:

Year ending December 31,
    2000                                     $    409
    2001                                          343
    2002                                          368
    2003                                          370
    2004                                           31
    Thereafter                                      -
                                             ---------
                                             $  1,521
                                             =========

    Total future minimum rental income to be received for the year ended December 31, 2000 is $112,000,

13. Subsequent Events

    On March 22, 2000 the Company entered into an agreement to be acquired by Cobalt Networks, Inc., ("Cobalt") whereby the Company will exchange all of its outstanding shares of capital stock and options to purchase its common stock for 1.15 million shares of Cobalt common stock. On May 23, 2000 this acquisition was completed.

                             COBALT NETWORKS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                                   OVERVIEW

   The following unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and notes thereto of Cobalt Networks, Inc. (the "Company") included in the Company's Annual Report on Form 10-K filed March 29, 2000 and the Company's March 31, 2000 unaudited quarterly condensed consolidated financial statements on Form 10-Q filed May 15, 2000, with the Securities and Exchange Commission and the historical financial statements and notes thereto of Chili!Soft, included as exhibits herein.

   The unaudited pro forma condensed combined financial information assume a business combination between the Company and Chili!Soft accounted for as a purchase business combination and are based on each entity's respective historical financial statements and notes thereto, which are included herein or are otherwise publicly available. The unaudited pro forma condensed combined balance sheet combines the Company's condensed balance sheet as of March 31, 2000 with the Chili!Soft condensed combined balance sheet as of the same date giving effect to the Acquisition as if it had occurred on March 31, 2000. The unaudited pro forma condensed combined statements of operations combine the Company's historical results of operation for the three months ended March 31, 2000 and the year ended December 31, 1999 with the Chili!Soft historical results for the same periods giving effect to the Acquisition as if it had occurred at January 1, 1999.

   The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

                             COBALT NETWORKS, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                             AS OF MARCH 31, 2000
                                (in thousands)

                                                                                                  Pro Forma          Pro Forma
                                                               Cobalt          Chili!Soft        Adjustments          Combined
                                                           ---------------   ---------------   ----------------   ---------------
ASSETS
Current assets:
    Cash and cash equivalents                                 $    85,059        $      205       $     (2,350) a   $     82,914
    Short-term investments                                         50,194                 -                  -            50,194
    Accounts receivable, net of allowance                           7,229               130                  -             7,359
    Inventories                                                       682                 -                  -               682
    Deferred revenue costs                                              -               269                  -               269
    Other current assets                                            2,787                44             (1,000) c          1,831
                                                           ---------------   ---------------   ----------------   ---------------
        Total current assets                                      145,951               648             (3,350)          143,249

Property and equipment, net                                         1,825               417                  -             2,242
Other assets                                                            -               259                  -               259
Goodwill and other intangibles                                          -                 -             78,427 a          78,427
                                                           ---------------   ---------------   ----------------   ---------------

        Total assets                                          $   147,776        $    1,324       $     75,077      $    224,177
                                                           ===============   ===============   ================   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Subordinated debt                                         $         -        $    1,000       $     (1,000) c   $         -
    Notes payable, current                                             45                67                                 112
    Accounts payable                                                9,836               162                  -            9,998
    Accrued liabilities and other current liabilities               6,913               213              1,062  a         8,188
    Deferred revenue                                                    -             1,083                  -            1,083
    Deferred margin on distributor inventory                        1,513                 -                  -            1,513
                                                           ---------------   ---------------   ----------------   ---------------
        Total current liabilities                                  18,307             2,525                 62           20,894

Notes payable                                                          29                 -                  -               29
                                                           ---------------   ---------------   ----------------   ---------------
                                                                   18,336             2,525                 62           20,923
                                                           ---------------   ---------------   ----------------   ---------------
Mandatorily Redeemable Convertible Preferred Stock                      -             5,327             (5,327) a             -

Stockholders' equity:
    Preferred Stock                                                     -                 -                  -                -
    Common Stock                                                       28             3,366             (3,366) a            29
                                                                                                             1  a
    Additional paid-in capital                                    174,500             1,445             74,758  a       249,258
                                                                                                        (1,445) a
    Unearned stock-based compensation                             (5,209)              (663)               663  a        (5,209)
    Notes receivable from stockholders                              (456)                 -                  -             (456)
    Accumulated deficit                                          (39,423)           (10,676)              (830) a       (40,368)
                                                                                                        10,561  a
                                                           ---------------   ---------------   ----------------   ---------------
        Total stockholders' equity                                129,440            (6,528)            80,342          203,254
                                                           ---------------   ---------------   ----------------   ---------------

           Total liabilities, mandatorily redeemable
             convertible preferred stock and
             stockholders' equity                             $   147,776        $    1,324       $     75,077      $   224,177
                                                           ===============   ===============   ================   ===============



                             COBALT NETWORKS, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1999
                   (in thousands, except per share amounts)




                                                                                    Pro Forma         Pro Forma
                                                 Cobalt          Chili!Soft        Adjustments        Combined
                                             ---------------   ---------------   ----------------  ----------------


Revenues                                         $   22,814        $    1,079          $       -        $   23,893

Cost of revenues                                     14,461               171                  -            14,632
                                             ---------------   ---------------   ----------------  ----------------

Gross profit:                                         8,353               908                  -             9,261
                                             ---------------   ---------------   ----------------  ----------------

Operating expenses:
    Research and development                          6,013             1,186                  -             7,199
    Sales and marketing                              14,772             1,945                  -            16,717
    General and administrative                        4,070             2,950                  -             7,020
    Amortization of goodwill and
      other intangibles                                   -                 -             26,436 b          26,436
    Amortization of deferred stock-based
      compensation                                    2,970               213                  -             3,183
    Litigation settlement                             4,200                 -                  -             4,200
                                             ---------------   ---------------   ----------------  ----------------
           Total operating expenses                  32,025             6,294             26,436            64,755
                                             ---------------   ---------------   ----------------  ----------------

Loss from operations                                (23,672)           (5,386)           (26,436)          (55,494)

Interest and other income, net                        1,587                26                  -             1,613
Interest expense                                       (221)             (635)                 -              (856)
                                             ---------------   ---------------   ----------------  ----------------

Net loss                                            (22,306)           (5,995)           (26,436)          (54,737)
                                             ---------------   ---------------   ----------------  ----------------

Accretion of mandatorily redeemable
    preferred stock                                  (1,377)                 -                  -           (1,377)
                                             ---------------   ---------------   ----------------  ----------------

Net loss attributable to common
    stockholders                                 $  (23,683)       $   (5,995)         $ (26,436)       $  (56,114)
                                             ===============   ===============   ================  ================

Net loss per share - basic and diluted           $    (3.43)                                            $    (7.17)e
                                             ===============                                       ================

Shares used in per share computation -
    basic and diluted                                 6,901                                                  7,825 d
                                             ===============                                       ================



                             COBALT NETWORKS, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2000
                   (in thousands, except per share amounts)


                                                                                    Pro Forma         Pro Forma
                                                 Cobalt          Chili!Soft        Adjustments        Combined
                                             ---------------   ---------------   ----------------  ----------------
Revenues                                         $   12,033        $      543          $       -        $   12,576

Cost of revenues                                      6,716                 5                  -             6,721
                                             ---------------   ---------------   ----------------  ----------------

Gross profit:                                         5,317               538                  -             5,855
                                             ---------------   ---------------   ----------------  ----------------

Operating expenses:
    Research and development                          1,630               572                  -             2,202
    Sales and marketing                               5,222               720                  -             5,942
    General and administrative                        1,578               535                  -             2,113
    Amortization of goodwill and
      other intangibles                                   -                 -              6,610 b           6,610
    Amortization of deferred stock-based
      compensation                                    1,235                 -                  -             1,235
                                             ---------------   ---------------   ----------------  ----------------
           Total operating expenses                   9,665             1,827              6,610            18,102
                                             ---------------   ---------------   ----------------  ----------------

Loss from operations                                 (4,348)           (1,289)            (6,610)          (12,247)

Interest and other income, net                        1,765                 2                  -             1,767
Interest expense                                          -               (33)                 -               (33)
                                             ---------------   ---------------   ----------------  ----------------

Net loss                                         $   (2,583)       $   (1,320)         $  (6,610)       $  (10,513)
                                             ===============   ===============   ================  ================

Net loss per share - basic and diluted           $    (0.09)                                            $    (0.37)e
                                             ===============                                       ================

Shares used in per share computation -
    basic and diluted                                27,464                                                 28,388 d
                                             ===============                                       ================

                             COBALT NETWORKS, INC.
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     Effective May 23, 2000, the Company acquired Chili!Soft, Inc. a software developer for Internet Service applications. The total purchase price has been calculated as follows (in thousands):

Market value of 924,000 shares of common stock issued         $   60,112
Fair value of options assumed                                     14,647
Cash advances to acquisition prior to May 23, 2000                 2,350
Direct acquisition costs                                           1,062
                                                              ----------
Total purchase price                                          $   78,171
                                                              ==========

     The total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined using a combination of methods, including estimates based on risk-based or risk-adjusted income approach for acquired in-process research and development, completed technology and non-compete agreement, and on a cost replacement approach for acquired work force. This valuation was determined by an independent appraiser.

     The allocation of the stock purchase price is summarized below (in thousands):

Developed technology                                    $    1,790
In-process research and development                            830
Non-compete agreement                                        2,250
Workforce                                                    2,210
Goodwill                                                    72,177
Net liabilities assumed                                     (1,086)
                                                        ----------
Total purchase price                                    $   78,171
                                                        ==========

     The amount allocated to in-process research and development represents the purchased in-process technology for projects that, as of the date of the acquisition, had not yet reached technological feasibility and had no alternative future use. Based on preliminary assessments, the value of these projects was determined by estimating the resulting net cash flows from the sale of the products resulting from the completion of the projects, reduced by the portion of the revenue attributable to core technology and the percentage completion of the project. The resulting cash flows were then discounted back to their present value at appropriate discount rates. Cash flows related to the in-process research and development were discounted at 30%.

     Developed technology is technology that is being used in existing products of the business and is distinguished from in-process technology because it has achieved technological feasibility. Core technology represents fundamental technology and advances that are the basis for the Company's developed and in-process products. New and in-process products may leverage core technology to different degrees depending on the extent of incorporation of new, previously undeveloped technologies.

     The nature of the efforts to develop the purchased in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping and testing activities that are necessary to establish that the product can be produced to meet is design specification, features and technical performance requirements. The resulting net cash flows from such products are based on estimates of revenue, cost of revenue, research and development costs, sales and marketing costs, and income taxes from such projects.

                             COBALT NETWORKS, INC.
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     It is reasonably possible that the development of this technology could fail because of either prohibitive cost, inability to perform the required efforts to complete the technology or other factors outside of the Company's control such as a change in the market for the resulting developed products. In addition, at such time that the project is completed it is reasonably possible that the completed product does not receive market acceptance or that we are unable to produce and market the product cost effectively.

     The amount allocated to in-process research and development will be charged to the statement of operations in the period of the acquisition.

     The pro forma adjustments to the unaudited condensed combined financial statements are detailed below:

(a) To reflect the purchase price and deferred stock compensation, the resulting in-process research and development charge and consolidation of the Companies, as if the acquisition had occurred on March 31, 2000

(b) To reflect the amortization of stock compensation, developed technology and goodwill, as if the acquisition had occurred on January 1, 1999 or 2000 as applicable. In-process research and development has not been charged in the pro forma adjustments to the statements of operations due to its non-recurring nature.

(c)  To reflect elimination of inter-company transactions.

(d) The number of shares used in the per share computation was calculated by adjusting the weighted average shares of the Company for the pro forma effects of the issuance of 924,000 shares of the Company's common stock to the holders of Chili!Soft common stock as if such issuance had occurred at the beginning of the earliest period presented and excludes 226,000 options to purchase the Company's stock issued on assuming outstanding Chili!Soft options.

(e) The pro forma net loss per share was calculated by dividing net loss by the number of shares in (d) above.

                             COBALT NETWORKS, INC.

                                   FORM 8-K

                               INDEX TO EXHIBITS


    Exhibit
    Number        Description
---------------   -------------------------------------------------------------
  2.1*            Agreement and Plan of Reorganization, dated March 22, 2000, by and among Cobalt Networks, Inc., Blue Tortilla Acquisition
                  Corp. and Chili!Soft, Inc.
  2.1.1*          Form of Voting Agreement.
  2.1.2*          Form of Non-Competition Agreement.
  2.1.3*          Form of Merger Agreement.
  2.1.4*          Form of Surviving Company Articles of Incorporation.
  2.1.5*          Form of Cobalt Lock-up Agreement.
  2.1.6*          Form of Declaration of Registration Rights.
  2.1.7*          Form of Affiliate Agreement.
  2.1.8*          Form of Press Release.  (See Exhibit 99.1)
  2.1.9*          From of Bonus Plan.
  2.1.10*         From of Wilson Sonsini Goodrich & Rosati opinion.
  2.1.11*         Form of Escrow Agreement.
  2.1.12*         Form of Crosby, Heafey, Roach & May opinion.
  23.1            Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.
  99.1*           Press Release dated March 23, 2000 regarding acquisition of
                  Chili!Soft, Inc.
  99.2*           Press release of Cobalt Networks, Inc. dated May 24, 2000
                  regarding acquisition of Chili!Soft, Inc.

________________________
* Filed as an exhibit to Cobalt's Current Report on Form 8-K filed on June 8, 2000, and incorporated herein by reference.